     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2005
                                                     REGISTRATION NO. 333-124908


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                    Amendment
                                      No. 1
                                       to

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           BLUE DOLPHIN ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

         DELAWARE                                        73-1268729
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             801 TRAVIS, SUITE 2100
                              HOUSTON, TEXAS 77002
                                 (713) 227-7660
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 G. BRIAN LLOYD
                           BLUE DOLPHIN ENERGY COMPANY
                             801 TRAVIS, SUITE 2100
                              HOUSTON, TEXAS 77002
                                 (713) 227-7660
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   Copies to:
                                 BRYAN K. BROWN
                                NICK D. NICHOLAS
                             PORTER & HEDGES, L.L.P.
                              1000 MAIN, 36TH FLOOR
                             HOUSTON, TX 77002-6336

                            TELEPHONE: (713) 226-6000

                               FAX: (713) 226-6237

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------




      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED JULY 6, 2005


PROSPECTUS

                           BLUE DOLPHIN ENERGY COMPANY

                               [BLUE DOLPHIN LOGO]


                                3,449,406 SHARES


                                       OF

                                  COMMON STOCK


      This prospectus covers the offer and sale by the selling stockholders listed under the heading "Selling Stockholders" of up to 3,449,406 shares of our common stock which are currently issued and outstanding or which the selling stockholders may acquire upon exercise of outstanding options and warrants.


      The selling stockholders may offer and sell the shares of our common stock in their discretion from time to time at prevailing market prices, at negotiated prices or at fixed prices. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering. We will bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of their shares of our common stock.


      Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BDCO." On July 5, 2005, the closing sale price of our common stock was $3.05.


      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is      , 2005

----------
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                         PAGE
PROSPECTUS SUMMARY...............................................         1

RISK FACTORS.....................................................         3

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS............         9

WHERE YOU CAN FIND MORE INFORMATION..............................         9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................        10

USE OF PROCEEDS..................................................        10

SELLING STOCKHOLDERS.............................................        11

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............        13

PLAN OF DISTRIBUTION.............................................        15

LEGAL MATTERS....................................................        17

EXPERTS..........................................................        17

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

      This summary highlights selected information described more fully elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. We urge you to read the entire prospectus, including the documents incorporated by reference, before making an investment decision with respect to our common stock. References in this prospectus to the terms "we," "us," "our" or other similar terms mean Blue Dolphin Energy Company and its subsidiaries.

                                   THE COMPANY

      Blue Dolphin Energy Company is engaged in two lines of business: (i) pipeline transportation services to producer/shippers, and (ii) oil and gas exploration and production. We conduct our operations through our subsidiaries and our assets are located offshore and onshore in the Texas Gulf coast area. In addition to satisfying our liquidity and capital needs, our focus in 2005 is to increase utilization of our pipelines, pursue strategic acquisitions and continue cost management. Our long-term goal is to create greater value for our stockholders through the addition of assets. Although we continue to have interests in oil and gas properties and will consider acquiring interests in producing oil and gas properties, as a result cost savings measures implemented in 2004, we are primarily focused on our pipeline business.


      In September 2004, we completed a private offering with certain accredited investors and certain of our directors of promissory notes in an aggregate principal amount of $750,000 (the "Promissory Notes") and 2,800,000 warrants (the "Warrants") to purchase shares of our common stock. We also issued a total of 300,000 Warrants to the two directors nominated by the investors in the private offering and one of our existing directors.


      In April 2005, we entered into Note Modification Agreements and Waiver Agreements with holders of $450,000 aggregate principal amount of Promissory Notes. Pursuant to the terms of the Note Modification Agreements and Waiver Agreements, we agreed with each holder, among other things, to:

      - amend the terms of their Promissory Note to (i) extend the maturity date from September 8, 2005 to June 30, 2006 and (ii) defer the payment of all interest on the Promissory Note until maturity; and

      - waive their compliance with the lock-up provisions of the Purchase Agreement and allow the sale of shares of common stock received upon exercise of the Warrants.

      Although we were able to implement certain cost savings measures and restructure the terms of some of our indebtedness in 2004 and 2005, we have limited revenues and have not been able to generate sufficient cash from operations to cover operating and general and administrative expenses. Because of our recurring losses and negative cash flows from operations, our independent registered public accounting firm included a "going concern" exception in their audit reports on our audited financial statements for the years ended December 31, 2004 and 2003. The "going concern" qualification signifies that substantial doubt exists about our ability to continue our business. See "Risk Factors - The current poor performance of our existing assets combined with the capital requirements inherent in our business raise substantial doubt about our ability to continue as a going concern."

      Our principal executive office is located at 801 Travis, Suite 2100, Houston, Texas, 77002, and our telephone number is (713) 227-7660.

                                  THE OFFERING



Common stock offered by the selling stockholders......... up to 3,449,406 shares

Nasdaq SmallCap Market symbol.............................................. BDCO

Use of proceeds....................................... We will not receive any of the proceeds from the
                                                       sale of shares by the
                                                       selling stockholders.

Relationships and Transactions........................ There are material
with Selling Stockholders                              relationships between us
                                                       and certain of the
                                                       selling stockholders.
                                                       Additionally, we and
                                                       certain of the selling
                                                       stockholders have been
                                                       parties to certain
                                                       transactions. See
                                                       "Certain Relationships
                                                       and Related Party
                                                       Transactions" beginning
                                                       on page 13 of this
                                                       prospectus for more
                                                       information on these
                                                       relationships and
                                                       transactions.

Risk Factors.......................................... Investing in our common stock involves a high
                                                       degree of risk. See "Risk
                                                       Factors" beginning on
                                                       page 3 of this
                                                       prospectus.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider each of the following risks and all of the information set forth or incorporated by reference in this prospectus before deciding to invest in our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations and the trading price of our common stock could be materially adversely affected and you may lose all or part of your investment.

THE CURRENT POOR PERFORMANCE OF OUR EXISTING ASSETS COMBINED WITH THE CAPITAL REQUIREMENTS INHERENT IN OUR BUSINESS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.


      Although we were able to implement certain cost savings measures and restructure the terms of some of our indebtedness, we were not able to generate sufficient cash from operations to cover operating and general and administrative expenses in each of the three most recently completed fiscal years. Furthermore, our financial condition has been significantly and negatively affected by the poor performance of our businesses and our significant indebtedness. For the three months ended March 31, 2005, we generated revenues of approximately $.4 million while operating costs and general and administrative costs totaled approximately $.7 million. For the year ended December 31, 2004, we generated total revenues of approximately $1.4 million while operating costs and general administrative costs, excluding certain non-cash compensation expense, totaled approximately $2.8 million. Because of our recurring losses and negative cash flows from operations, our independent registered public accounting firm included a "going concern" exception in their audit reports on our audited financial statements for the years ended December 31, 2004 and 2003. This raises substantial doubt about our ability to continue our business as a going concern. We currently believe that we have sufficient resources to satisfy our working capital and capital expenditure requirements until March 31, 2006. Our long-term viability as a going concern is dependent upon the following factors:


      - our ability to raise capital to meet current commitments and obligations, and fund the continuation of our operations; and

      - our ability to ultimately achieve profitability and cash flows from operations in amounts that will sustain our current operations.

      Historically, we have primarily raised capital and financed our operations through the sale of assets and from the issuance of debt and equity securities to individuals or affiliates. There can be no assurance that we will become profitable, that our cash flows from operations will be sufficient to allow us to meet our commitments and obligations as they become due and fund the continuation of our business, or that we will be able to raise capital or sell assets on commercially acceptable terms. If we are not able to meet our commitments and obligations as they become due, we may have to seek protection under U.S. bankruptcy laws.

WE HAVE HAD ONLY ONE PROFITABLE YEAR SINCE 1997.


      We have a history of losses with only one profitable year since 1997, which was 2002 when we had net income of approximately $482,000. As of March 31, 2005 and December 31, 2004, we had an accumulated deficit of approximately $24.0 million and $23.8 million, respectively. We do not expect to be profitable in 2005. Our ability to achieve profitability in the future will depend on many factors, but primarily on the level of use of our pipeline systems. The level of use of our pipeline systems is beyond our control.


WE ARE PRIMARILY DEPENDENT ON REVENUES FROM OUR PIPELINE SYSTEMS.

      As a result of our sale of substantially all of our proved oil and gas reserves in 2002 and the limited remaining reserves that were added in 2003, our future revenues are primarily dependent on the level of use of our pipeline systems. The oil and gas we transport is owned by third parties. As a result, the volume of oil and gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current throughput or to renegotiate existing contracts on our pipeline systems:

      -     service area competition;

      -     expiration and/or turn back of significant contracts;

      -     changes in regulation and action of regulatory bodies;

      -     future weather conditions;

      -     price competition;

      -     drilling activity and availability of oil and gas supplies;

      -     adverse general economic conditions; and

      -     unfavorable movements in commodity prices.

WE FACE STRONG COMPETITION FROM LARGER COMPANIES THAT MAY NEGATIVELY AFFECT OUR ABILITY TO CARRY ON OPERATIONS.

      We operate in a highly competitive industry. Our competitors include affiliates of major interstate and intrastate pipelines, national and local gas gatherers, major integrated oil companies, and substantial independent energy companies, many of which possess greater financial and other resources than we do. We cannot be sure that we will obtain, or be able to access, the financial and other resources to compete successfully. Additionally, we often establish a higher standard for the minimum projected rate of return on an investment than some of our competitors since we cannot afford to absorb certain risks. We believe this puts us at a competitive disadvantage in acquiring pipelines and oil and gas properties.

OIL AND GAS PRICES ARE VOLATILE AND A SUBSTANTIAL AND EXTENDED DECLINE IN THE PRICE OF OIL AND GAS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

      The tightening of natural gas supply and demand fundamentals has resulted in higher, but extremely volatile natural gas prices, and the volatility in natural gas prices is expected to continue. Our revenues, profitability, operating cash flow and our potential for growth are largely dependent on prevailing oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond our control. These factors include:

      -     weather conditions in the United States;

      -     the condition of the United States economy;

      -     the actions of the Organization of Petroleum Exporting Countries;

      -     governmental regulation;

      -     political stability in the Middle East, South America and elsewhere;

      -     the foreign supply of oil and gas;

      -     the price of foreign imports; and

      -     the availability of alternate fuel sources.

      In addition, low or declining oil and gas prices could have collateral effects that could adversely affect us, including the following:

      - reducing the exploration for and development of oil and gas reserves held by third party companies around our pipeline systems; and

      -     generally making it more difficult for us to obtain needed capital.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

      Currently, other companies operate or control all of the oil and gas properties in which we have an interest. As a result, we depend on the operator of the wells or leases to properly conduct lease acquisition, drilling, completion and production operations. The failure of an operator, or the drilling contractors and other service providers selected by the operator to properly perform services, could adversely affect us, including the amount and timing of revenues, if any, we receive from our interests.

      We have and anticipate that we will typically own substantially less than a 50% working interest in our prospects and will therefore engage in joint operations with other working interest owners. Since we own or control less than a majority of the working interest in a prospect, decisions affecting the prospect could be made by the owners of more than a majority of the working interest. For instance, if we are unwilling or unable to participate in the costs of operations approved by a majority of the working interests in a well, our working interest in the well (and possibly other wells on the prospect) will likely be subject to contractual "non-consent penalties." These penalties may include, for example, full or partial forfeiture of our interest in the well or a relinquishment of our interest in production from the well in favor of the participating working interest owners until the participating working interest owners have recovered a multiple of the costs which would have been borne by us if we had elected to participate, which often ranges from 400% to 600% of such costs.

WE HAVE PURSUED, AND INTEND TO CONTINUE TO PURSUE, ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

      One of our business strategies has been to acquire operations and assets that are complementary to our existing businesses. Acquiring operations and assets involves financial, operational and legal risks. These risks include:

      - inadvertently becoming subject to liabilities of the acquired company that were unknown to us at the time of the acquisition, such as later asserted litigation matters or tax liabilities;

      - the difficulty of assimilating operations, systems and personnel of the acquired businesses; and

      -     maintaining uniform standards, controls, procedures and policies.

      Competition from other potential buyers could cause us to pay a higher price than we otherwise might have to pay and reduce our acquisition opportunities. We are often out-bid by larger, better capitalized companies for acquisition opportunities we pursue. Moreover, our past success in making acquisitions and in integrating acquired businesses does not necessarily mean we will be successful in making acquisitions and integrating businesses in the future.

OPERATING HAZARDS, INCLUDING THOSE PECULIAR TO THE MARINE ENVIRONMENT, MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

      Our operations are subject to risks inherent in the oil and gas industry, such as:

      - sudden violent expulsions of oil, gas and mud while drilling a well, commonly referred to as a blowout;

      - a cave in and collapse of the earth's structure surrounding a well, commonly referred to as cratering;

      -     explosions;

      -     fires;

      -     pollution; and

      -     other environmental risks.

      These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

LOSSES AND LIABILITIES FROM UNINSURED OR UNDERINSURED DRILLING AND OPERATING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      We maintain several types of insurance to cover our operations, including maritime employer's liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $50 million. We also maintain operator's extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

      We may not be able to maintain adequate insurance in the future at rates we consider reasonable or losses may exceed the maximum limits under our insurance policies. In 2004, in connection with our cost savings program, we cancelled the property insurance coverage on our pipelines, however we do continue to carry property insurance coverage on our shore facilities and our offshore platforms. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PIPELINE AND PRODUCTION OPERATIONS.

      Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

      - require the acquisition of a permit before operations can be commenced;

      - restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

      - limit or prohibit drilling and pipeline activities on certain lands lying within wilderness, wetlands and other protected areas;

      - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and abandoning pipelines; and

      - impose substantial liabilities for pollution resulting from our operations.

      The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

      Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.

      The Oil and Pollution Act of 1990 ("OPA") imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the OPA, could have a material adverse impact on us.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

OUR COMMON STOCK HAS BEEN SUBJECT TO DELISTING FROM NASDAQ IN THE PAST, AND MAY BE SUBJECT TO DELISTING FROM NASDAQ IN THE FUTURE.

      On February 16, 2005, we received a notice from Nasdaq indicating that our common stock did not meet the continued listing requirement for the Nasdaq SmallCap Market set forth in Nasdaq Marketplace Rule 4310(c)(4) because our common stock traded below the minimum bid price requirement of $1.00 for a period of 30 consecutive business days. On March 17, 2005, we received notice from Nasdaq confirming that we are in compliance with the $1.00 SmallCap minimum bid price requirement.

      Although we were able to regain compliance, because of the volatility in our common stock price, there can be no assurance that we will be able to maintain compliance in the future. During the past twelve months, the trading price of our common stock on the Nasdaq SmallCap Market ranged from $0.57 per share to $4.92 per share. While there are steps we can take to attempt to address this situation, including a reverse stock split or share repurchase, we cannot assure you that our stock will maintain such minimum bid price requirement or that we will be able to meet or maintain all of the Nasdaq SmallCap Market continued listing requirements in the future. If, in the future, our minimum bid price is again below $1.00 for 30 consecutive trading days, under the current Nasdaq

Marketplace Rule 4310(c)(8)(D), we will have a period of 180 days to attain compliance by meeting the minimum bid price requirement for 10 consecutive days during the compliance period. There can be no assurance that we will be able to regain compliance in the future. If we are not able to regain compliance our common stock could be delisted or the market value of our common stock could fall and holders of our common stock will find it more difficult to sell their shares of our common stock.

THERE ARE NO ASSURANCES THAT WE CAN MAINTAIN OUR LISTING ON THE NASDAQ SMALLCAP MARKET AND THE FAILURE TO MAINTAIN LISTING COULD ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

      If we are unable to sustain compliance with all requirements for continued listing on the Nasdaq SmallCap Market, including Nasdaq's corporate governance requirements, our common stock will be delisted from the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, the trading of our common stock is likely to be conducted on the OTC Bulletin Board. The delisting of our common stock from the Nasdaq SmallCap Market will result in decreased liquidity of our outstanding shares of common stock and a resulting inability of our stockholders to sell our common stock or obtain accurate quotations as to their market value, which would reduce the price at which our shares trade. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in our common stock and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise capital would be severely impaired. As a result of these factors, the value of the common stock would decline significantly, and our stockholders could lose some or all of their investment.

SUBSTANTIAL SALES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS OR US COULD CAUSE OUR STOCK PRICE TO DECLINE AND ISSUANCES BY US MAY DILUTE YOUR OWNERSHIP INTEREST IN OUR COMPANY.


      The 3,449,406 shares covered by this prospectus represents approximately 34% of our outstanding common stock, on a fully diluted basis. We are unable to predict the amount or timing of sales by the selling stockholders of our common stock. Any sales of substantial amounts of our common stock in the public market by the selling stockholders or us, or the perception that these sales might occur, could lower the market price of our common stock. Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.


THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

      Our common stock is traded on the Nasdaq SmallCap Market. Despite an unusually high volume recently, the trading volume for our common stock has historically been low. Daily trading volume for our common stock, as reported by the Nasdaq SmallCap Market for fiscal year 2004, ranged from a low of zero shares to a high of 229,600 shares, with an average daily volume of approximately 6,500 shares and a median daily volume of approximately 3,000 shares. In the first quarter of 2005, our daily trading volume ranged from a low of zero shares to a high of 4,201,700 shares, with an average daily volume of approximately 328,700 shares and a median daily volume of approximately 6,800 shares. Despite the increase in the number of shares of common stock to be publicly held as a result of this offering, or should additional equity be issued, we cannot assure you that the current level of activity will be sustained or that a more active trading market will develop.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

      The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the price paid. During the past twelve months, the trading price of our common stock on the Nasdaq SmallCap Market ranged from $0.57 per share to $4.92 per share. You may not be able to resell your shares at or above the price paid to acquire our common stock. Among the factors that could affect our stock price are:

      -     our operating and financial performance and prospects;

      - quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;

      -     changes in revenue or earnings estimates;

      -     speculation in the press or investment community;

      - sales of our common stock by stockholders, including the selling stockholders;

      -     fluctuations in oil and gas prices;

      -     general market conditions; and

      - U.S. and international economic, legal and regulatory factors unrelated to our performance.

      The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Because there is a small public float in our common stock and it is, and historically has been, thinly traded, sales of small amounts of common stock in the public market could materially adversely affect the market price for our common stock.

WE HAVE NO PLANS TO PAY REGULAR DIVIDENDS ON OUR COMMON STOCK, SO STOCKHOLDERS MAY NOT RECEIVE FUNDS WITHOUT SELLING THEIR COMMON STOCK.

      We have no plans to pay regular dividends on our common stock. We generally intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, investors may have to sell some or all of their common stock in order to generate cash flow from their investment. Investors may not receive a gain on their investment when they sell our common stock and may lose the entire amount of the investment.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

      Certain of the statements included in this prospectus, including those regarding future financial performance or results or that are not historical facts, are "forward-looking" statements as that term is defined in Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). The words "expect," "plan," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. We caution readers that these statements are not guarantees of future performance or events and such statements involve risks and uncertainties that may cause actual results and outcomes to differ materially from those indicated in forward-looking statements. Some of the important factors, risks and uncertainties that could cause actual results to vary from forward-looking statements include:

      -     the level of utilization of our pipelines;

      -     availability and cost of capital;

      - actions or inactions of third party operators for properties where we have an interest;

      -     the risks associated with exploration;

      -     the level of production from oil and gas properties;

      -     gas and oil price volatility;

      - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

      -     regulatory developments; and

      -     general economic conditions.

      Additional factors that could cause actual results to differ materially from those indicated in the forward-looking statements are discussed under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no duty to update these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the additional factors, which may affect our business.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. In this prospectus, we refer to that registration statement, together with all amendments, exhibits and schedules to that registration statement, as "the registration statement."

      As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, please refer to the registration statement.

      We file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-732-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

      You may request a copy of our filings, which we will provide at no cost, by writing to our Corporate Secretary at the following address:

                           Blue Dolphin Energy Company
                             801 Travis, Suite 2100
                              Houston, Texas 77002
                            Attn: Corporate Secretary

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have previously been filed by us with the SEC under the Exchange Act are incorporated herein by reference:


      (1) Our annual report on Form 10-KSB, as amended by the Form 10-KSB/A filed with the SEC on July 6, 2005, for the fiscal year ended December 31, 2004;



      (2) Our quarterly report on Form 10-QSB, as amended by the Form 10-QSB/A filed with the SEC on July 6, 2005, for the fiscal quarter ended March 31, 2005;



      (3) Our current reports on Form 8-K filed on February 22, 2005, March 3, 2005, April 1, 2005, April 14, 2005, April 21, 2005, May 2, 2005
            and July 6, 2005; and



      (4) The description of our common stock contained in our Form 8-K, filed June 5, 2000, including any amendments or reports filed to update the description.



      In addition, we incorporate by reference any future filings we make pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed) after the date of the registration statement of which this prospectus is a part and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.





      This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to the Corporate Secretary of Blue Dolphin Energy Company at 801 Travis, Suite 2100, Houston, Texas 77002, or at (713) 227-7660.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering. We have agreed to bear all of the expenses incurred in connection with the registration of these shares.

                              SELLING STOCKHOLDERS


      The following table sets forth certain information regarding the selling stockholders' ownership of our common stock as of June 30, 2005, and as adjusted to reflect the assumed sale by the selling stockholders of all of our common stock owned by the selling stockholders in this offering.



                                                                                                          SHARES OF
                                              SHARES OF COMMON STOCK                                    COMMON STOCK
                                           BENEFICIALLY OWNED BEFORE THE                             BENEFICIALLY OWNED
                                                     OFFERING                                      AFTER THE OFFERING (1)
                                                              PERCENTAGE      NUMBER                             PERCENTAGE
                                                               OF TOTAL      OF SHARES                            OF TOTAL
                                             NUMBER             VOTING         BEING             NUMBER           VOTING
       SELLING STOCKHOLDER                 OF SHARES           POWER (2)      OFFERED           OF SHARES         POWER (2)
---------------------------------          ---------          ----------     ---------          ---------        ----------
F. Gardner Parker (3)............            483,328 (4)          5.1%         483,328 (4)             --             *
Steven A. Webster................            366,666              4.1%         366,666                 --             *
Michael S. Chadwick (3)..........            144,188 (5)          1.6%         144,188 (5)             --             *
Sanders Opportunity Fund
   (Institutional), LP...........            237,357 (6)          2.6%         237,357 (6)             --             *
Kestrel Capital, LLC.............            217,776              2.4%         217,776                 --             *
Laurence N. Benz (3).............            183,334 (7)          2.0%         183,334 (7)             --             *
Don A. Sanders...................            156,625 (6)          1.7%         156,625 (6)             --             *
Sanders 1998 Children's Trust
   dated December 1, 1997........            156,625 (6)          1.7%         156,625 (6)             --             *
William R. Zeigler...............            147,682              1.6%         147,682                 --             *
Ramsay H. Gillman ...............            142,720              1.6%         142,720                 --             *
Harris A. Kaffie (3).............            807,007 (8)          9.0%         108,344 (8)        700,885           7.8%
Lee Moore .......................             77,718 (17)           *           77,718                 --             *
Michael J. Jacobson..............             79,779 (9)            *           79,779 (9)        155,295           1.7%
Sanders Opportunity Fund, LP.....             75,894 (6)            *           75,894 (6)             --             *
Macille G. Moore.................             74,314                *           74,314                 --             *
W. Tyler Moore, Jr. .............             74,314                *           74,314                 --             *
David R. Bolton..................             74,074                *           74,074                 --             *
William A. Lang..................             73,842                *           73,842                 --             *
Schmid Family Trust U/D/T
   09-05-97......................             72,812                *           72,812                 --             *
Gordon Brian Lloyd...............             69,932 (10)           *           69,932 (10)        42,366             *
James M. Trimble (3).............             59,663                *           59,663                 --             *
Ivar Siem (3)....................            622,618 (11)         6.9%          57,128 (11)       918,264          10.3%
Blue Dolphin Services Co. 401K...             50,000                *           50,000                 --             *
Ben T. Morris ...................             39,156 (6)            *           39,156 (6)             --             *
Don Weir and Julie Ellen Weir ...             39,156 (6)            *           39,156 (6)             --             *
Katherine U. Sanders ............             39,156 (6)            *           39,156 (6)             --             *
Roland B. Keller ................             66,981 (12)           *           66,981 (12)            --             *
Alvin Childs ....................             52,964 (13)           *           21,788             31,176             *
Greg Starks .....................             45,178 (14)           *           18,016             27,162             *
Haavard Strommen ................             10,964                *           10,964                 --             *
John Atwood .....................             53,818                *           18,273             35,545             *

                                                                                                          SHARES OF
                                              SHARES OF COMMON STOCK                                    COMMON STOCK
                                           BENEFICIALLY OWNED BEFORE THE                             BENEFICIALLY OWNED
                                                     OFFERING                                      AFTER THE OFFERING (1)
                                                              PERCENTAGE      NUMBER                             PERCENTAGE
                                                               OF TOTAL      OF SHARES                            OF TOTAL
                                             NUMBER             VOTING         BEING             NUMBER           VOTING
       SELLING STOCKHOLDER                 OF SHARES           POWER (2)      OFFERED           OF SHARES         POWER (2)
---------------------------------          ---------          ----------     ---------          ---------        ----------
Peregrine Management, LLC........              8,147               *             8,147               --               *
Christine Anderson ..............              4,534 (15)          *             1,827            2,707               *
Mickie Musgrave .................              9,743 (16)          *             1,827           18,793               *
TOTAL:                                                                       3,449,406


----------
*     Represents less than 1%.

(1) Assumes the sale of all shares that may be sold by that individual selling stockholder under this prospectus.


(2) Based upon 9,045,569 shares of common stock issued and outstanding as of June 30, 2005.


(3)   Member of our Board of Directors.


(4) Consists of 483,328 shares of commons stock issuable upon exercise of warrants purchased and granted pursuant to the Purchase Agreement, which are subject to the lock-up provisions of the Purchase Agreement and may not be sold, transferred or assigned without our prior written consent until August 30, 2005.



(5) Consists of 141,667 shares of commons stock issuable upon exercise of warrants purchased and granted pursuant to the Purchase Agreement and 2,521 shares of common stock. The 141,667 shares issuable upon exercise of the warrants are subject to the lock-up provisions of the Purchase Agreement and may not be sold, transferred or assigned without our prior written consent until August 30, 2005.

(6) These shares are subject to the lock-up provisions of the Purchase Agreement and may not be sold, transferred or assigned without our prior written consent until August 30, 2005.

(7) Consists of 183,334 shares of commons stock issuable upon exercise of warrants purchased and granted pursuant to the Purchase Agreement, which are subject to the lock-up provisions of the Purchase Agreement and may not be sold, transferred or assigned without our prior written consent until August 30, 2005.

(8) Consists of 83,571 shares of common stock issuable upon exercise of options and 24,773 shares of common stock.

(9) Mr. Jacobson is our President. Consists of 33,938 shares of common stock issuable upon exercise of options, 33,156 shares of common stock, and 12,685 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(10) Mr. Lloyd is our Vice President and Treasurer. Consists of 25,500 shares of common stock issuable upon exercise of options, 33,156 shares of common stock, and 11,276 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(11) Mr. Siem is our Chairman of the Board and Chief Executive Officer. Consists of 8,000 shares of common stock issuable upon exercise of options, 42,237 shares of common stock, and 6,891 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(12) Consists of 30,000 shares of common stock issuable upon exercise of options.

(13) Consists of 14,488 shares of common stock issuable upon exercise of options, 7,300 shares of common stock, and 29,838 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(14) Includes 1,000 shares of common stock issuable upon exercise of options, 17,016 shares of common stock, and 27,162 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(15) Includes 2,707 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(16) Includes 7,916 shares of common stock in the Blue Dolphin Services Co. 401K Plan.

(17) Includes 83,334 shares of common stock issuable upon exercise of warrants purchased pursuant to the Purchase Agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In September 2004, we entered into the Note and Warrant Purchase Agreement dated September 8, 2004 (the "Purchase Agreement") with certain accredited investors and certain directors of the Company for the purchase and sale of the Promissory Notes in an aggregate principal amount of $750,000 and the Warrants to purchase shares of common stock at a purchase price of $0.003 per warrant. The sale of the Promissory Notes and the Initial Warrants closed on September 8, 2004, and the closing of the sale of the Additional Warrants closed on November 30, 2004, after we received stockholder approval at our November 11, 2004 special stockholders' meeting. We received net proceeds of $758,400 from the sale of the Promissory Notes and the Warrants. The Promissory Notes mature on September 8, 2005, and accrue interest at a rate of 12.0% per annum, of which 4% is payable monthly and 8% is payable at maturity. The Promissory Notes are secured by a second lien on our 83% interest in the Blue Dolphin Pipeline system. All Warrants are immediately exercisable and will expire five years after their date of issuance. Each Warrant is exercisable for one share of common stock at an exercise price of $0.25 per share. The Warrants contain standard antidilution provisions, as well as provisions that will result in adjustments to the exercise price of the Warrants if we issue common stock at a price below $0.25 per share, subject to certain exceptions.

      Pursuant to the terms of the Purchase Agreement, we appointed Messrs. Benz and Parker to our Board of Directors. Messrs. Benz and Parker each purchased a Promissory Note in the principal amount of $25,000. Messrs. Benz and Parker purchased 83,334 and 383,328 Warrants, respectively. Mr. Chadwick, an existing director, purchased a Promissory Note in the principal amount of $12,500 and 41,667 Warrants. In addition Messrs. Benz, Chadwick and Parker were each granted 100,000 warrants to purchase shares of our common stock on the same terms as the Warrants.

      In April 2005, we entered into Note Modification Agreements and Waiver Agreements with the holders of $450,000 principal amount of Promissory Notes. These note holders were originally issued Warrants exercisable to acquire 1,500,005 shares of common stock pursuant to the Purchase Agreement. Pursuant to the terms of the Note Modification Agreements and Waiver Agreements, we agreed to the following:

      - To amend the terms of the Promissory Notes to (i) extend the maturity date from September 8, 2005 to June 30, 2006 and (ii) defer the payment of all interest on the Promissory Note until maturity;

      - To waive the note holders' compliance with the lock-up provisions of the Purchase Agreement and allow it to sell shares of our common stock that it may receive upon exercise of the Warrants; and

      - To accelerate the date we are required to file a registration statement registering the resale of the shares of our common stock that the note holders may acquire upon exercise of Warrants to May 15, 2005.

      In addition to serving on our Board of Directors, Mr. Chadwick is also a Senior Vice President and Managing Director of Sanders Morris Harris Group, Inc. ("SMH"), a financial services holding company headquartered in Houston, Texas. We paid SMH a $25,000 fee in connection with the Purchase Agreement and agreed to retain SMH to provide a fairness opinion, if required.

      We also entered into a consulting agreement with Mr. Parker. Mr. Parker's consulting agreement has a term of up to eighteen months. We are obligated to pay Mr. Parker a monthly fee of $2,000 and a bonus that will accrue at the rate of $3,000 per month and be payable upon consummation of a merger or acquisition by us.

      We own 12.8% of the common stock of Drillmar, Inc. Our Chairman, Mr. Siem, and one of our directors, Mr. Kaffie, own or control 33.9%, and 30.3%, respectively, of Drillmar's common stock. Messrs. Siem and Kaffie are both directors, and Mr. Siem is Chairman and President of Drillmar.

      In September 2001, Drillmar, Inc. entered into a merger agreement and merged with Zephyr Drilling Ltd. ("Zephyr"). Prior to the merger, Zephyr was a limited partnership in which Drillmar was the general partner and Messrs. Siem and Kaffie were limited partners. Zephyr owned a semi-submersible drilling rig that was prepared for reconfiguration into a semi-tender. Prior to the merger, we owned approximately 64% of Drillmar's outstanding common stock. As a result of the merger between Drillmar and Zephyr, our interest in Drillmar decreased to 12.8% and Messrs. Siem and Kaffie became owners of 30.3% and 30.6%, respectively, of Drillmar's common stock.

      Messrs. Siem and Kaffie provided funding to Drillmar in 2002 of $116,000 and $100,000, respectively, and in 2001 of $300,000 and $425,000, respectively, and were issued unsecured promissory notes from Drillmar. The promissory notes were due June 30, 2002 and bore interest at the rate of 10% per annum. Along with the promissory notes, Drillmar issued detachable warrants to Messrs. Siem and Kaffie of 41,500 and 42,500, respectively. Each warrant provides for the purchase of one share of Drillmar common stock at $5 per share and are exercisable through June 2005. The promissory notes issued by Drillmar are nonrecourse to the Company.

      In 2002, we recorded a full impairment of our investment in Drillmar and a full reserve for the accounts receivable amount owed to us from Drillmar of approximately $200,000 due to Drillmar's working capital deficiency and delays in securing capital funding. During 2004, we collected $165,000 of the accounts receivable from Drillmar and we have collected the remaining balance of approximately $45,000 in 2005.

      In January 2003, Drillmar stockholders approved a restructuring plan whereby Drillmar was able to issue up to $3.0 million of convertible notes that will convert into common stock representing over 99% of Drillmar's outstanding shares. As a result, our ownership in Drillmar can be reduced to less than 1%. However, in November 2003, we converted a contingent obligation due from Drillmar for providing office space, accounting and administrative services from May 2002 through January 2003 totaling $162,000 (9 months at $18,000 per month) into a convertible note, which if converted along with all of Drillmar's outstanding convertible notes would represent 5.5% of Drillmar's common stock. Messrs. Siem, Kaffie and Trimble (each one of our directors) hold or control Drillmar convertible notes which if converted along with all of Drillmar's outstanding convertible notes would represent 30.2%, 28.7% and 1.5%, respectively, of Drillmar's common stock.

      In May 2002, we entered into a new agreement with Drillmar effective as of May 1, 2002, whereby we provided office space and minimal accounting and administrative services to Drillmar for $2,000 per month. The agreement can be terminated upon 30 days notice or by the mutual agreement of the parties. This agreement was replaced by a new agreement effective as of February 1, 2003, whereby we provide and charge for office space which is currently $4,750 per month. We had provided professional, accounting and administrative services to Drillmar based on hourly rates based on its cost. However, since our implementation of staff reductions in mid 2004, no such services have been provided. The agreement can be terminated upon 30 days notice or by the mutual agreement of the parties.

      In March 2003, we entered into a sublease agreement expiring December 31, 2006 for certain of our office space with TexCal Energy (GP) LLC, formerly Tri-Union Development Corporation. Our annual receipts from this sublease are approximately $78,000. One of our directors, Mr. Trimble, was the Chairman and Chief Executive Officer of TexCal Energy (GP) LLC until November 2004.

      On September 8, 2004, we sold the common stock of our wholly owned subsidiary American Resources Offshore, Inc. ("ARO") to Ivar Siem on behalf of those stockholders who hold a number of shares of our common stock above a threshold determined by Mr. Siem, which included 30 of our largest shareholders on a proportionate basis. Messrs. Siem and Kaffie, Mr. Jacobson, our President, and Mr. Lloyd, our Vice President and Treasurer received stock representing approximately 12%, 14%, 3% and 3%, respectively, of ARO. ARO had no revenue and no assets, except for federal net operating loss carryforwards. The consideration paid to us consisted of $1,000 cash, the assumption of the transaction costs, including incremental costs associated with the reporting and disclosure of this transaction incurred by us in our filings with the SEC and any other required filings or announcements, and the assumption of any and all liabilities of ARO.

                              PLAN OF DISTRIBUTION

      The selling stockholders, including some of their transferees who may later hold their interest in the shares of our common stock covered by this prospectus and who are otherwise entitled to resell their shares using this prospectus, may sell the shares of common stock covered by this prospectus from time to time in any legal manner selected by the selling stockholders, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling stockholders may act independently of us in making decisions with respect to the pricing, timing, manner and size of each sale of common stock covered by this prospectus.

      The selling stockholders have advised us that the shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected at various times in one or more transactions, which may include:

      - ordinary brokers' transactions and transactions in which the broker-dealer solicits purchasers;

      - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market or in the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded;

      - transactions otherwise than on the NASDAQ SmallCap Market or in the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded;

      - transactions in which brokers, dealers or underwriters purchase the shares for resale;

      - transactions "at the market" to or through market makers of our common stock or into an existing market for our common stock;

      - transactions not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales through agents;

      -     privately negotiated transactions;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     short sales;

      -     a combination of any such methods of sale; or

      -     any other method permitted pursuant to applicable law.

      In addition, the selling stockholders may also enter into hedging and/or other monetization transactions. For example, the selling stockholders may:

      - enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in which case the other party may use shares of our common stock received from the selling stockholders to close out any short positions;

      - itself sell short our common stock under this prospectus and use shares of our common stock held by it to close out any short positions;

      - engage in short sales against the box (i.e. when the seller owns securities that are the same as, or substantially identical to, securities borrowed and sold short), puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades;

      - enter into options, forward contracts or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer our common stock under this prospectus; or

      - loan or pledge our common stock to a broker-dealer or client of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.

      To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of common stock by the selling stockholders. To the extent required, the shares to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement filed with the SEC under Rule 424(b) under the Securities Act or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. The selling stockholders may sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling stockholders will not transfer the shares of common stock by other means not described in this prospectus.

      The selling stockholders also may transfer the shares of common stock as a gift, pledge or other non-sale related transfer, in which case the donees, pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      There can be no assurance that the selling stockholders will sell all or any of the shares of common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to an exemption from the registration requirements of the Securities Act may be sold pursuant to that exemption, including sales under Rule 144 (subject to the terms of the registration rights agreement), rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules and regulations thereunder relating to stock manipulation, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market making activities with respect to the common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

      The selling stockholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. If any selling stockholder is deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq SmallCap Market pursuant to Rule 153 under the Securities Act.

      We will pay all of the costs, fees and expenses incurred by us incident to our registration of the resale of the selling stockholders' common stock. We will not pay any commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

      Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised by their own legal counsel.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Blue Dolphin Energy Company for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Blue Dolphin Energy Company's ability to continue as a going concern as described in note 2 to the financial statements) of UHY Mann Frankfort Stein & Lipp CPAs, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

================================================================================


                           BLUE DOLPHIN ENERGY COMPANY



                               3,449,406 SHARES



                                      OF


                                  COMMON STOCK

                                   PROSPECTUS




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.............     $    639
Accounting fees and expenses....................................     $  5,000
Legal fees and expenses.........................................     $ 20,000
Printing and engraving expenses.................................     $  2,000
Miscellaneous...................................................     $  1,361
                                                                     --------
         Total..................................................     $ 29,000
                                                                     ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Blue Dolphin is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of Title 8 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

      Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Blue Dolphin's amended and restated certificate of incorporation and bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law. If we enter into an underwriting agreement, it shall also provide for the indemnification of the directors and officers in certain circumstances.

      All of Blue Dolphin's directors and officers are covered by insurance policies maintained by Blue Dolphin against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.


Exhibit No.                         Description of Exhibit
-----------                         ----------------------
  4.1 (1)     Specimen Certificate of common stock.

  4.2 (2)     Form of Warrant issued pursuant to the Note and Warrant Purchase
              Agreement Dated September 8, 2004.

 **5.1        Opinion of Porter & Hedges, L.L.P.

  *23.1       Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.

 **23.2       Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

 **24.1       Power of Attorney.

  99.1(2)     Voting Agreement between certain stockholders of Blue Dolphin
              Energy Company and certain investors of Blue Dolphin Energy
              Company, dated September 8, 2004.


--------------------
*  Filed herewith.


** Previous filed.


(1) Incorporated herein by reference to Exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1989 under the Securities and Exchange Act of 1934, dated March 30, 1990 (Commission File No. 000-15905).

(2) Incorporated herein by reference to Exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated September 14, 2004 (Commission File No. 000-15905).

ITEM 17. UNDERTAKINGS.

      (a)   The undersigned registrant will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c)   The undersigned registrant will:

            (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
      (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on the 6th day of July, 2005.


                                            BLUE DOLPHIN ENERGY COMPANY


                                            By: /s/ Ivar Siem
                                                ---------------------------

                                                Ivar Siem
                                                Chairman of the Board and
                                                 Chief Executive Officer





      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                  TITLE                           DATE
             ---------                                  -----                           ----
         /s/ Ivar Siem              Chairman                                        July 6, 2005
--------------------------------    (Principal Executive Officer)
             Ivar Siem

    /s/ Michael J. Jacobson         President                                       July 6, 2005
--------------------------------
        Michael J. Jacobson

       /s/ G. Brian Lloyd           Vice President, Treasurer                       July 6, 2005
--------------------------------    (Principal Accounting and Financial Officer)
           G. Brian Lloyd

                  *                 Director                                        July 6, 2005
--------------------------------
          Laurence N. Benz

                  *                 Director                                        July 6, 2005
--------------------------------
          Harris A. Kaffie

                  *                 Director                                        July 6, 2005
--------------------------------
        Michael S. Chadwick

             SIGNATURE               TITLE          DATE
             ---------               -----          ----
                 *                  Director    July 6, 2005
--------------------------------
          James M. Trimble

                 *                  Director    July 6, 2005
--------------------------------
         F. Gardner Parker

* By:   /s/ G. Brian Lloyd
     ---------------------------
            G. Brian Lloyd
          (Attorney-in-Fact)

                                  EXHIBIT INDEX


Exhibit No.                         Description of Exhibit
-----------                         ----------------------
  4.1 (1)     Specimen Certificate of common stock.

  4.2 (2)     Form of Warrant issued pursuant to the Note and Warrant Purchase
              Agreement Dated September 8, 2004.

 **5.1        Opinion of Porter & Hedges, L.L.P.

  *23.1       Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.

 **23.2       Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

 **24.1       Power of Attorney.

  99.1(2)     Voting Agreement between certain stockholders of Blue Dolphin
              Energy Company and certain investors of Blue Dolphin Energy
              Company, dated September 8, 2004.


--------------------
*  Filed herewith.


** Previously filed.


(1) Incorporated herein by reference to Exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1989 under the Securities and Exchange Act of 1934, dated March 30, 1990 (Commission File No. 000-15905).

(2) Incorporated herein by reference to Exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated September 14, 2004 (Commission File No. 000-15905).